Exhibit 99.1

PROTECTION ONE ELECTS DIRECTORS AT ANNUAL MEETING

TOPEKA, Kan., May 30, 2003 — The Board of Directors of Protection One (NYSE: POI -NEWS) today announced the election of nine directors at its annual meeting of stockholders held May 28, 2003, in Irving, Texas.

Directors elected were Richard Ginsburg, President and Chief Executive Officer of Protection One; Ben M. Enis; James Q. Wilson; Donald A. Johnston; and five individuals nominated by Westar Energy, the majority stockholder of the Company. The Westar Energy nominees elected were William B. Moore, Chief Operating Officer of Westar Energy; Bruce A. Akin, Vice President, Business Services of Westar Energy; Larry D. Irick, Vice President, General Counsel, and Corporate Secretary of Westar Energy; Greg Greenwood, Treasurer of Westar Energy; and James T. Clark, a former officer of Westar Energy and of ONEOK.

Prior to the election of directors, Darius G. Nevin, Chief Financial Officer of Protection One, resigned as a director to accommodate the election of the five Westar nominees. Under the terms of the Contribution Agreement between Westar Energy and the Company, Westar Energy must vote its shares of common stock of the Company to elect one executive officer of the Company, at least three independent directors and the number of individuals selected by Westar Energy necessary to fill the remaining positions on the Board of Directors.

About Protection One

Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. For more information on Protection One, go to http://www.ProtectionOne.com.

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